Exhibit 10.10
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Agreement”) is entered into as of December 27, 2009 by and between MEDCO HEALTH SERVICES, INC., a Delaware corporation (“Assignee”), and MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation (“Assignor”).
WHEREAS, Assignor is a party to an Employment Agreement dated February 10, 2009 with DAVID B. SNOW JR., relating to services provided by such party to Assignor and its subsidiaries (the “Employment Agreement”) and
WHEREAS, Assignor and Assignee have agreed that Assignor shall assign to Assignee its rights and obligations under the Employment Agreement, and Assignee shall assume the obligations of Assignor under the Employment Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1. Assignment. As of the Effective Date, Assignor hereby transfers, conveys and assigns to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in and to the Employment Agreement subsisting as of and after the Effective Date. The “Effective Date” shall mean the date hereof.
2. Assumption. As of the Effective Date, Assignee hereby assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of Assignor under the Employment Agreement arising or accruing as of and after the Effective Date to the same extent and in the same manner that the Assignor would be required to perform if no assignment had taken place.
3. Retention of Certain Rights and Obligations. For clarity, Assignor retains all rights and obligations under the Employment Agreement arising or accruing prior to the Effective Date.
4. Governing Law. This Agreement shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York.
5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

6. Entire Agreement. This Agreement constitutes the whole and only agreement between the parties relating to the transactions contemplated hereby and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating hereto.
7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, legal representatives and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
8. Waiver. No failure to exercise, nor any delay in exercising, on the part of any party hereto any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR:		ASSIGNEE:
MEDCO HEALTH SOLUTIONS, INC.		MEDCO HEALTH SERVICES, INC.

By:	/s/ Thomas M. Moriarty	By:	/s/ Karin Princivalle

	Thomas M. Moriarty		Karin Princivalle
	Senior Vice President/General Counsel		Senior Vice President/Human Resources

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